UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 4, 2012

White River Capital, Inc.
(Exact name of registrant as specified in its charter)

Indiana	000-51493	35-1908796
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6051 El Tordo, P.O. Box 9876, Rancho Santa Fe, California		92067
(Address of principal executive offices)		(Zip Code)

(858) 997-6740
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2012, White River Capital, Inc. (“White River”) entered into an amended and restated employment agreement with Martin J. Szumski, White River’s Chief Financial Officer and Senior Vice President.  The agreement became effective upon signing.  Following is a description of the material terms of Mr. Szumski’s amended and restated employment agreement.

Amended and Restated Employment Agreement of Martin J. Szumski.  Under Mr. Szumski’s agreement, he continues to be employed as the Chief Financial Officer and Senior Vice President of White River.  Mr. Szumski’s amended and restated employment agreement supersedes his prior amended and restated employment agreement with White River which was entered into on April 28, 2009 (which was previously disclosed pursuant to our Current Report on Form 8-K filed with the SEC on May 1, 2009).

Under his employment agreement, Mr. Szumski will receive an annual base salary of $185,000.  The initial term of the employment agreement expires on December 31, 2013, but the term will be automatically extended for successive one-year periods unless written notice of non-renewal is delivered by either party at least 90 days prior to the end of the initial or renewal term. For each year during the term of the agreement, Mr. Szumski will be eligible to receive an annual performance bonus to be determined by the Chief Executive Officer of White River, subject to approval by the Compensation and Governance Committee of White River’s Board of Directors, but in no event greater than 50% of Mr. Szumski’s annual base salary.

Mr. Szumski’s estate, legal representative, or heirs, as applicable, is entitled to receive the following severance benefits if his employment agreement is terminated upon his death: (i) unpaid base salary through the date of termination, plus (ii) the annual performance bonus, if any, described above, plus (iii) one year’s base salary, plus (iv) any amounts due under the terms of any applicable welfare or employee benefit plan of White River in which Mr. Szumski participated at the time of his death.  If Mr. Szumski becomes disabled, he will continue to receive his base salary during the period of disability until he returns to his duties or the date of termination of his employment agreement.

In addition, Mr. Szumski is entitled to receive the following severance benefits if his employment is terminated by White River without Cause (as defined in the agreement), in connection with a change of control of White River, on or before the date that is one year after the occurrence of a change of control or, if later, the expiration of the term of the employment agreement, or Mr. Szumski terminates his employment for Good Reason (as defined in the agreement) in connection with a change of control during the term of the employment agreement: (i) unpaid base salary through the date of termination, plus (ii) the annual performance bonus, if any, described above, plus (iii) two year’s base salary, plus (iv) any amounts due under the terms of any applicable welfare or employee benefit plan of White River in which Mr. Szumski participated at the time of his termination.  However, if Mr. Szumski’s employment is terminated by White River without cause or Mr. Szumski terminates his employment for Good Reason other than in connection with a change of control of White River, then he will be entitled to receive: (i) unpaid base salary through the date of termination, plus (ii) one year’s base salary, plus (iii) any amounts due under the terms of any applicable welfare or employee benefit plan of White River in which Mr. Szumski participated at the time of his death.  Finally, if Mr. Szumski’s employment is terminated by White River for Cause, or Mr. Szumski terminates his employment without Good Reason, he will be entitled to receive: (i) unpaid base salary through the date of termination, plus (ii) any amounts due under the terms of any applicable welfare or employee benefit plan of White River in which Mr. Szumski participated at the time of his termination.

The foregoing summary is qualified in its entirety by reference to Mr. Szumski’s amended and restated employment agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated by reference herein.

Item 9.01.  Financial Statements and Exhibits.

(d)  Exhibits.

Exhibit No.	Description
99.1	Amended and Restated Employment Agreement dated as of January 4, 2012 between Martin J. Szumski and White River Capital, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

White River Capital, Inc.
Date: January 10, 2012

	By:	/s/ Martin J. Szumski
Printed Name: Martin J. Szumski
Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Amended and Restated Employment Agreement dated as of January 4, 2012 between Martin J. Szumski and White River Capital, Inc.